Exhibit 15

ACKNOWLEDGEMENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in this Registration Statement on Form S-3 of Aon Corporation for the registration of shares of its common stock and preferred stock, debt securities, convertible securities, share purchase contracts, share purchase units and guarantees of our report dated May 9, 2006 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation that are included in its Form 10-Q for the quarter ended March 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

June 8, 2006